Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated July 30, 2012

powerSHARES
Xchange Traded Notes

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CRUDE OIL

OLO | PowerShares DB **Crude Oil Long** ETN
SZO | PowerShares DB **Crude Oil Short** ETN
DTO | PowerShares DB **Crude Oil Double Short** ETN

The PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO) (collectively, the "PowerShares DB Crude Oil ETNs") are the first U.S. exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index — Oil, which is intended to track the long or short performance of the underlying futures contracts of a basket of oil future contracts. The Long ETN is based on the Optimum Yield™ version of the Index, and the Short and Double Short ETNs are based on the standard version of the Index.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Crude Oil ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Financial Details

	OLO	SZO	DTO	-
Last Update	7/27/2012 1:47 PM EST	7/27/2012 10:22 AM EST	7/27/2012 2:43 PM EST	- -
Price	12.61	43.88	46.44	-
Indicative Intra-day Value	12.54	43.87	46.37	-
Last End of Day RP Value	12.5363	44.2709	47.2778	-
Last Date for End of Day Value	7/26/2012	7/26/2012	7/26/2012	-

ETN History as of 6/30/2012[1] (Growth of $10,000 since June 30, 2008)

OLO (Long) $4,698.60
SZO (Short) $19,255.00
DTO (Double Short) $22,443.00
$90k
$80k
$70k
$60k
$50k
$40k
$30k
$20k
$10k
$0k
2008
2009
2010
2011
2012

PowerShares DB Crude Oil ETN & Index Data

Ticker Symbols

Crude Oil Long	OLO
Crude Oil Short	SZO
Crude Oil Double Short	DTO

Intraday Indicative Value Symbols

Crude Oil Long	OLOIV
Crude Oil Short	SZOIV
Crude Oil Double Short	DTOIV

CUSIP Symbols

Crude Oil Long	25154K866
Crude Oil Short	25154K874
Crude Oil Double Short	25154K809

Details

ETN price at listing	$25.00
Inception date	6/16/08
Maturity date	6/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
DB Optimum Yield Crude Oil™ Index	DBLCOCLT
DB Standard Crude Oil Index	DBRCLTR

Issuer

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to Crude oil
- Acceleration risk
- Credit risk of the issuer

Benefits

- Leveraged and short notes
- Relatively low cost
- Intraday access
- Listed

ETN Performance & Index History(%)[1]

As of 6/30/2012	1 Year	3 Year	5 Year	10 Year	Inception
ETN Performance					
Crude Oil Long	-14.37	-0.68	-	-	-16.21
Crude Oil Short	5.16	-2.83	-	-	16.45
Crude Oil Double Short	0.64	-11.30	-	-	19.70
Index History					
Deutsche Bank Liquid Commodity Index-Optimum Yield Oil	-13.57	0.08	-0.21	-	-15.55
Deutsche Bank Liquid Commodity Index-Oil	-14.20	-4.55	-8.72	-	-25.30
Comparative Indexes[2]					
S&P 500 Index	5.45	16.40	0.22	-	2.46
Barclays Capital U.S. Aggregate	7.47	6.93	6.79	-	6.90

Long Index Weights

As of 7/25/2012

Commodity	Contract Expiry Date	Weight (%)
Light Crude	6/20/2013	100.00

Short Index Weights

As of 7/25/2012

Commodity	Contract Expiry Date	Weight (%)
Light Crude	8/21/2012	100.00

Source: Invesco PowerShares, Bloomberg L.P.

[1]ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index-Oil is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. ETN Performance is based on a combination of the monthly returns from the relevant Commodity Index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Crude Oil ETNs, less the investor fee. The Long ETN is based on the Deutsche Bank Liquid Commodity Index — Optimum Yield Crude Oil™, and the Short and Double Short ETNs are based on the standard version of the Deutsche Bank Liquid Commodity Index — Light Crude™ (the "Commodity Indexes"). The T-Bill Index is intended to approximate returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

Transparent (2)The S and P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond
Index[] is an unmanaged index considered representative of the U.S.
investment-grade, fixed-rate bond market.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Crude Oil ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Crude Oil ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Crude Oil ETNs is not
equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless.
Deutsche Bank may accelerate the PowerShares DB Crude Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs.
Sales in the secondary market may result in losses. An investment in the
PowerShares DB Crude Oil ETNs may not be suitable for all investors.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil commodity futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The DB Crude Oil
ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The DB Crude Oil Double Short ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations
The PowerShares DB Crude Oil ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly.
Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested)
is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.